Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vroom, Inc. of our reports dated March 26, 2026, relating to the consolidated financial statements of Vroom, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the headings “Experts” in such Prospectus.

/s/ RSM US LLP

Los Angeles, California

May 15, 2026